Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TechPrecision Corporation on Form S-8 (File No. 333-215028, 333-214541, 333-177315, and 333-148152) and For S-1 (File No. 333-262063) of our report dated August 9, 2022, with respect to our audits of the consolidated financial statements of TechPrecision Corporation as of March 31, 2022 and 2021 and for the years ended March 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of TechPrecision Corporation for the year ended March 31, 2022.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
August 9, 2022